Exhibit 10.2

Attachment “A”

Statement of Work #2

This Statement of Work #2 dated January 17, 2024 (this “SOW#2”) and all services performed hereunder shall be governed by and incorporated by reference into the terms and conditions of that certain Master Services Agreement and SOW#1 dated March 15, 2023 (collectively, the “Agreement”) between Adial Pharmaceuticals, Inc. (“Company”) and The Keswick Group, LLC (“Contractor”). For the sake of clarity, the terms and conditions of SOW#1 remain binding unless expressly amended in this SOW#2, and are included in the use of the defined term “Agreement” herein. Capitalized words not defined in this SOW#2 shall have the meanings defined in the Agreement.

Project Contacts:

For Company:	For Contractor:
Adial Pharmaceuticals, Inc.	The Keswick Group, LLC
1180 Seminole Trail, Suite 495	1358 Queenscroft
Charlottesville, VA 22901	Keswick, VA 22947
Attn: Cary Claiborne	Attn: Tony Goodman
Tel: 410-370-8139	Tel: 804-201-7962
Email: cclaiborne@adialpharma.com	Email: tony@thekeswickgroupllc.com

Scope of Work:

1.	Tony Goodman is hereby appointed as Chief Operating Officer (“COO”) of the Company, an executive officer position.

2.	The primary objectives of the COO position will be the following:

a.	Support and advise Company’s CEO in decision making, setting and driving organizational vision, operations strategy, and hiring of key personnel to achieve organizational and AD04 development objectives.

b.	Working with Company’s head of R&D, create and oversee the implementation of the Clinical Development Plan:

i.	Plan required studies to meet the regulatory requirements for submission and approval of AD04 in the US.

1.	Plan Phase 1 studies.

2.	Finalize the CRO/partner selection for completion of the Phase 1 clinical pharmacology program.

3.	Finalize CRO selection for Phase 3 clinical program.

4.	Develop and implement the (Genetic Test) PGx clinical plan along with selection of the PGx vendors.

c.	Create a capital plan, FP&A function/capability to allow for budgets, monthly invoice schedules for everything related to operations and clinical development/R&D.

d.	In conjunction with the CFO, determine cash needs by month for the next two years with rollups by quarter tied to underlying development plans and milestones for AD04.

e.	Translate overall plan into defined workstreams, with assigned accountability, and performance measures tied to clear, business value generating KPI’s.

f.	Oversee company operations and employee productivity, building a highly inclusive culture that ensures team members can thrive and that organizational goals are met.

g.	Ensure effective recruiting, onboarding, professional development, performance management, and retention.

h.	Ensure compliance with national and local business regulations and take appropriate action when necessary.

3.	The primary responsibilities of the COO position will be the following:

a.	Analyze internal operations and identify change areas for efficiency tied to development goals of AD04.

b.	Implement business strategies and plans that align with the short- and long-term objectives developed in tandem with CEO.

c.	Oversee operations, business development, intellectual property, facilities and HR, and partner with CEO to align functions with Adial’s corporate objectives and overall plan targets both near term, intermediate and longer term.

d.	Manage capital investments in infrastructure and expenses aggressively to ensure that the company achieves defined development goals.

e.	Establish effective decision-making processes that will enable the organization to achieve its long- and short-term goals and objectives.

4.	The parties agree the foregoing will be in addition to the “Scope of Work” provided for in SOW#1.

Term:

1. The parties agree that the Term of SOW#1 remained in effect beyond the estimated date of December 15, 2023, and will be replaced upon Contractor’s signature of this SOW#2 with the Term provided for in this SOW#2. This SOW#2 shall become effective on the date Contractor signs it.

2. Notwithstanding Section 1 of the Agreement which provides that the terms of the Agreement shall govern any conflict between the Agreement and a SOW, with regard to the Term of this SOW#2, the parties agree that either party may terminate the Agreement at any time for any or no reason upon the expiration of not less than one hundred twenty (120) days following written notice by Company or Contractor, subject to Section 8 of the Agreement.

Compensation:

1. Contractor to receive an all-in flat monthly rate of Twenty-Five Thousand Dollars ($25,000), payable twice each month in accordance with Company’s regular payment schedule, in exchange for Contractor devoting no less than seventy-five percent (75%) of his business time to performing the role of COO. The parties agree the foregoing will replace the Compensation provided for in SOW#1.

2. Subject to Adial Board of Directors approval, upon the full execution of a material partner agreement with Company on or before December 31, 2024 through Contractor’s efforts, Company will grant Contractor no less than Four Thousand (4,000) restricted shares of Adial common stock. For the sake of illustration only, such partner agreement may include a partnership, collaboration, co-development, license, strategic alliance, consolidation, merger, or acquisition.

Acceptance: This SOW#2 is made pursuant to the Agreement. Upon execution by both parties, this SOW#2 is incorporated by reference in to and is made a part of said Agreement, and is subject to the terms and conditions of said Agreement.

AGREED TO AND ACCEPTED:

Adial Pharmaceuticals, Inc. (“Company”)		The Keswick Group, LLC (“Contractor”)

By:	/s/ Cary Claiborne	By:	/s/ Tony Goodman
Name:	Cary Claiborne	Name:	Tony Goodman
Title:	CEO	Title:	Founder, Principal Consultant
Date:	January 17, 2024	Date:	January 17, 2024

/s/ Tony Goodman (Tony Goodman, Individual)